Exhibit 10.1

Execution Version

LSB INDUSTRIES, INC.

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”) is made as of July 19, 2021, by and between LSB Industries, Inc., a Delaware corporation (the “Company”), and LSB Funding LLC, a Delaware limited liability company (the “Holder”). Capitalized terms not otherwise defined herein have the meanings given to such terms in Section 1.4 below.

WHEREAS, the Company, the Holder and, solely for purposes of Section 7.12 thereunder, Security Benefit Corporation, a Kansas corporation, entered into that certain Securities Purchase Agreement, dated as of December 4, 2015 (the “Purchase Agreement”), pursuant to which, in relevant part, the Holder purchased 210,000 shares of the Company’s Series E Cumulative Redeemable Class C Preferred Stock (the “Series E Preferred”) and one (1) share of the Company’s Series F Redeemable Class C Preferred Stock (the “Series F Preferred”).

WHEREAS, on September 19, 2016, the Company redeemed 70,232 shares of Series E Preferred, with the result that 139,768 shares of Series E Preferred remained outstanding and held by the Holder.

WHEREAS, pursuant to that certain Securities Exchange Agreement dated October 18, 2018, the Holder and the Company exchanged the Holder’s (i) Series E Preferred for newly issued shares of Series E-1 Cumulative Redeemable Class C Preferred Stock (the “Series E-1 Preferred”) and (ii) Series F Preferred for a newly issued share of Series F-1 Redeemable Class C Preferred Stock (the “Series F-1 Preferred” and together with the Series E-1 Preferred, the “Existing Preferred”), in each case on a one-for-one basis.

WHEREAS, in connection with the exploration of certain potential strategic transactions, including strategic transactions that potentially could be with entities with which members of the Board of Directors of the Company may be affiliated or associated, on September 14, 2020 the Board of Directors of the Company formed a special committee of the Board of Directors of the Company comprised of independent and disinterested directors (the “Special Committee”) to, among other things, (a) conduct an independent review of certain potential strategic transactions and make an independent determination with respect thereto; (b) evaluate strategic alternatives that may otherwise be available to the Company; and (c) negotiate or direct negotiations; and (d) take all other actions related to such potential strategic transactions and any alternatives as the special committee may deem necessary or appropriate in order for the special committee to discharge its duties.

WHEREAS, in connection with the foregoing exploration of potential strategic transactions, the Company determined that it would be beneficial for the Holder and the Company to exchange the Holder’s Existing Preferred for common stock, par value $0.10, of the Company (“Common Stock”).

WHEREAS, although the earlier explored strategic transactions which were under consideration were not consummated, the Company determined that it would be beneficial to proceed with the Exchange (as defined below) independent of such strategic transactions, and the Company and the Holder desire to proceed with the Exchange, subject to the terms and conditions set forth herein.

WHEREAS, following the Special Committee’s review of alternative transactions and its determination that the Exchange and the other transactions contemplated by this Agreement (the “Transactions”) maximize value to the Company’s Stockholders, the Special Committee has reviewed and approved the terms of the Transactions and has recommended that the Company’s Stockholders vote in favor of the Company Stockholder Approval (the “Special Committee Recommendation”).

WHEREAS, the Board of Directors of the Company, in consideration of, among other things, the Special Committee Recommendation, also recommended that the Company’s Stockholders vote in favor of the Company Stockholder Approval (the “Board Recommendation”).

WHEREAS, the Board of Directors of the Company has determined for purposes of the Section 382 Rights Agreement, dated as of July 6, 2020 between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), that the Transaction is an “Exempt Transaction” (as defined in the Rights Agreement), since the Transaction is not expected to have any adverse impact upon the Company’s utilization of its net operating losses.

WHEREAS, the Holder has conditioned consummation of the Transactions contemplated by this Agreement on the review and approval of the Transactions by the Special Committee, and on the Company obtaining the Company Stockholder Approval.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EXCHANGE OF EXISTING PREFERRED FOR COMMON STOCK.

1.1 Exchange of Existing Preferred. On the terms and subject to the conditions of this Agreement, the Holder hereby agrees that, effective at and contingent upon the Closing, (a) the 139,768 shares of Series E-1 Preferred held by the Holder as of immediately prior to the Closing shall be automatically exchanged for a number of shares, rounded down to the nearest whole share, of Common Stock equal to the aggregate Liquidation Preference (as defined in the Series E-1 Certificate of Designations) of such shares of Series E-1 Preferred as of the Closing Date, divided by the 30-Day VWAP and (b) the one (1) share of Series F-1 Preferred held by the Holder as of immediately prior to the Closing shall be automatically exchanged for a number of shares, rounded down to the nearest whole share, of Common Stock equal to the Redemption Price (as defined in the Series F-1 Certificate of Designations), divided by the 30-Day VWAP; provided, however, that the aggregate number of shares of Common Stock issuable pursuant to clauses (a) and (b) above shall be reduced by the number of shares of Common Stock that the Holder will receive in respect of the payment of the Dividend on the Common Stock held by the Holder on the Record Date (such net number of shares of Common Stock to be issued pursuant to this Section 1.1, the “Issued Shares” and such transactions, the “Exchange”). In accordance with the foregoing, and solely for purposes of illustration, if the Closing were to occur as of the date of this Agreement, the Holder would receive, collectively, 47,761,401 shares of Common Stock pursuant to the Exchange. All Existing Preferred surrendered for exchange shall no longer be deemed to be outstanding and all rights with respect to such Existing Preferred shall immediately cease and terminate at the Closing, except for the right of the Holder to receive the Issued Shares in exchange for the Existing Preferred (notwithstanding the failure of the Holder to surrender the certificates representing shares of Existing Preferred at or prior to the Closing or otherwise). From and after the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, Holder shall not either directly or indirectly purchase or acquire, or cause any of its Affiliates to purchase or acquire, any stock or equity securities of the Company; provided that, this Section 1.1 shall not prohibit any such acquisition that is (a) the result of a dividend, distribution, issuance, sub-division (including split-up, recapitalization or otherwise) reclassification, combination or exchange of shares, separation, reorganization, merger, consolidation, liquidation, or any other transaction, circumstance or event approved by the Board of Directors of the Company or (b) made with the prior written consent of the Company.

1.2 Closing; Delivery.

1.2.1 Subject to the terms and conditions hereof, the consummation of the Exchange (the “Closing”) shall take place (i) remotely via the electronic exchange of the applicable documents and signatures at 9:00 a.m. (New York City time) on the date that is three (3) Business Days after the satisfaction or waiver by the appropriate party (to the extent permitted by applicable Law) of the conditions precedent set forth in Section 1.3 (except for those conditions that by their nature are to be satisfied by the delivery of documents or taking of actions at the Closing, but subject to the satisfaction of such conditions at the Closing or, if permissible, waiver in writing by the party hereto entitled to the benefit of those conditions at the Closing) or (ii) such other date, time and place as may be agreed in writing by the parties (such day of Closing, the “Closing Date”).

1.2.2 At the Closing, the Holder shall deliver its certificates representing the 139,768 shares of Series E-1 Preferred and one (1) share of Series F-1 Preferred (or, as applicable, Lost Security Documentation in respect thereof) and, in exchange therefor, at the Closing, the Issued Shares shall be issued to the Holder and held in book-entry form by Computershare Trust Company, N.A., in the name of the Holder.

1.2.3 At the Closing, the Company shall deliver or cause to be delivered (unless waived by the Holder) to the Holder, a certificate executed on the Company’s behalf by the Secretary of the Company, certifying as to and attaching resolutions of the Board of Directors of the Company and the Special Committee authorizing the execution and delivery by the Company of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Issued Shares.

1.3 Conditions to Closing.

1.3.1 Company’s Conditions. The obligation of the Company to consummate the Transactions at the Closing shall be subject to the satisfaction at the Closing of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Holder set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a) and Section 3.5 (collectively, the “Holder Fundamental Representations”) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties set forth in Section 3 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any qualifications as to “materiality”, “Holder Material Adverse Effect” or other similar qualifications as to materiality) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Holder Material Adverse Effect;

(b) the Holder shall have complied in all material respects with all of its obligations under this Agreement to be performed on or prior to the Closing;

(c) the Holder shall have delivered, or caused to be delivered, to the Company at or prior to the Closing the following closing deliveries:

(i) consent to the termination of the Contracts set forth on Schedule 1.3.1(c)(i) (the “Related Party Contracts”), duly executed by an appropriate representative of the Holder;

(ii) a certificate, dated as of the Closing Date, executed on the Holder’s behalf by a manager or authorized signatory of the Holder, certifying as to the matters set forth in Section 1.3.1(a) and Section 1.3.1(b);

(iii) a cross-receipt, dated as of the Closing Date, duly executed by the Holder, certifying that it has received from the Company the certificates evidencing the Issued Shares; and

(iv) an amendment to Section 3 of the Existing Standstill Agreement duly executed by the Purchaser Parties and the Golsen Holders (each, as defined therein) in the form attached hereto as Exhibit A (the “Standstill Amendment”).

1.3.2 Holder’s Conditions. The obligation of the Holder to consummate the Transactions at the Closing shall be subject to the satisfaction at the Closing of each of the following conditions (any or all of which may be waived by the Holder in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3(i), Section 2.4, and Section 2.26 (collectively, the “Company Fundamental Representations”), Section 2.5 and Section 2.8, shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties set forth in Section 2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications as to materiality) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have complied in all material respects with its obligations under this Agreement to be performed on or prior to the Closing;

(c) the Company shall have delivered, or caused to be delivered, to the Holder at or prior to the Closing the following closing deliveries:

(i) evidence of issuance as of the Closing Date by book entry (which may be in the form of a screen shot of the transfer agents records or other customary record) of the Issued Shares, bearing restrictive notations meeting the applicable requirements of this Agreement;

(ii) a certificate, dated as of the Closing Date, executed on the Company’s behalf by the Chief Executive Officer or the Chief Financial Officer of the Company, or other officer of the Company reasonably satisfactory to the Holder, certifying as to the matters set forth in Section 1.3.2(a) and Section 1.3.2(b);

(iii) a cross-receipt, dated as of the Closing Date, duly executed by the Company certifying that it has received from the Holder of the Company the certificates evidencing the Existing Preferred;

(iv) consent to the termination of the Related Party Contracts, duly executed by the appropriate representative of the Company;

(v) the Standstill Amendment duly executed by the Company and the Golsen Holders (each, as defined in the Existing Standstill Agreement);

(d) since the date hereof, there shall not have been any event, occurrence or development of a state of circumstances that (individually or in the aggregate) has had or would reasonably be expected to have a Material Adverse Effect;

(e) the Company shall have declared the Dividend in accordance with Section 4.5;

(f) the Company shall have filed with the Delaware Secretary of State, an amendment to the Charter reflecting (i) the Charter Amendment and (ii) the Series E-1 Charter Amendment, prior to the Closing, which shall continue to be in full force and effect as of the Closing;

(g) the Issued Shares shall have been approved for listing on the NYSE, subject to official notice of issuance;

(h) the Company shall have prepared any and all documentation necessary for compliance with the provisions set forth in the Company’s existing senior notes resulting from the Transactions, which documentation shall be reasonably satisfactory to the Holder and ready for distribution to the Company’s existing noteholders immediately following the Closing; and

(i) the opinion described in Section 2.32 shall have been delivered to the Special Committee immediately prior to the execution and delivery of this Agreement and shall not have been withdrawn or otherwise modified prior to the Closing.

1.3.3 Mutual Conditions. The respective obligations of each party to consummate the Transactions at the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions:

(a) no temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by any Governmental Authority of competent jurisdiction or other Law, shall be pending, threatened or in effect which, in each case, enjoins, prohibits, restrains or renders (or seeks to enjoin, prohibit, restrain or render) illegal the consummation of the Transactions contemplated hereby or would cause such Transactions to be rescinded;

(b) any applicable waiting period under the HSR Act relating to the Transactions will have expired or been terminated;

(c) receipt of the waivers, permits, consents, approvals or other authorizations which are necessary for the consummation of the Transactions set forth on Schedule 1.3.3(c), including the receipt from the required lenders under the Credit Agreement of a consent or waiver of any Change of Control under the Credit Agreement resulting from the Transactions, in form and substance satisfactory to each party to this Agreement; and

(d) the Company Stockholder Approval has been obtained.

1.4 Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“30-Day VWAP” means $6.16, which represents the volume weighted average price of the Common Stock for the 30 trading days immediately prior to July 19, 2021 on the NYSE as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation mutually selected by the Company and Holder.

“Acquisition Proposal” means, other than the Transactions, any offer or proposal of any Third Party or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party or “group” beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable.

“Adverse Recommendation Change” means the occurrence of any of the following: (i) the Board of Directors of the Company or the Special Committee has failed to make, has withdrawn or has changed, qualified or modified in a manner adverse to the Holder, the Board Recommendation or the Special Committee Recommendation (as applicable) (or publicly recommended an Acquisition Proposal) or publicly proposed to do any of the foregoing, (ii) the Board of Directors of the Company or the Special Committee has approved or adopted any Acquisition Proposal, has recommended the approval or adoption of, or publicly proposed to recommend, approve or adopt, any Acquisition Proposal, (iii) the Board of Directors of the Company or the Special Committee fails to include the Special Committee Recommendation or the Board Recommendation in the Company Proxy Statement, (iv) if any Acquisition Proposal has been made public, fails to reaffirm the Special Committee Recommendation or the Board Recommendation (as applicable) upon written request by the Holder within five (5) Business Days following the date that the Holder makes such request, or (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company; provided that a customary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9 of the Exchange Act shall not be prohibited within ten (10) Business Days after commencement of such tender offer or exchange).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that, for purposes of 4.12, 4.13.1, 4.13.2 and 4.14.1, commonly controlled portfolio companies of any Person shall not be considered “Affiliates”. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other, shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the Preamble.

“Amended Registration Rights Agreement” has the meaning set forth in Section 7.12.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption (including U.S. Foreign Corrupt Practices Act (the “FCPA”) and the U.K. Bribery Act of 2010).

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Board Recommendation” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the state of New York are authorized or required by Law or other governmental action to close.

“Cap” means $35,000,000.

“Capital Budget” means the annual capital budget of the Company and its Subsidiaries approved by the Board of Directors for any given year.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation, dated January 21, 1977, as amended on August 27, 1987, including the Series E-1 Certificate of Designations and the Series F-1 Certificate of Designations, and any other certificates of designations of preferred stock of the Company, in each case as in effect, as amended from time to time.

“Claims” has the meaning set forth in Section 6.1.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” has the meaning set forth in Section 2.

“Company Documents” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject.

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Fundamental Representations” has the meaning set forth in Section 1.3.2(a).

“Company Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with obtaining the Company Stockholder Approval and any amendments or supplements thereto.

“Company Related Parties” has the meaning set forth in Section 6.2.

“Company SEC Documents” has the meaning set forth in Section 2.7.

“Company Stock Option Plan” means the 2016 Long Term Incentive Plan adopted by the Company, effective as of April 16, 2016.

“Company Stockholder Approval” means (i) the approval of the stockholders of the Company other than Holder and any Affiliates of the Holder (“Disinterested Stockholders”), holding greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon held by the Disinterested Stockholders of (x) the Transactions and (y) this Agreement; (ii) the approval and adoption of holders of greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon of an amendment to the Charter to increase the total number of authorized shares of Common Stock to 150,000,000 shares of Common Stock (the “Charter Amendment”); (iii) the approval of the stockholders of the Company, by a majority of the votes cast, of the Transactions and this Agreement pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual; and (iv) the approval of holders of greater than 50% of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon and greater than 50% of the outstanding shares of Series E-1 Preferred entitled to vote thereon of an amendment to the Charter to permit the Dividend and to remove the right of holders of Series E-1 Preferred to receive any dividend or other payments thereunder in connection with the Dividend and a waiver of any dividends otherwise payable in respect of such Series E-1 Preferred, in form reasonably acceptable to the Holder and the Company (the “Series E-1 Charter Amendment”).

“Company Stockholder Meeting” has the meaning set forth in Section 4.3.1.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company and the Holder, dated July 16, 2020.

“Contracts” means any contract, indenture, mortgage, deed of trust, loan or credit agreement, bond, note, debenture, evidence of Indebtedness, swap agreement, lease, license or other instrument or agreement.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guideline or requirement by an applicable Governmental Authority in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of January 17, 2017, by and among Wells Fargo Capital Finance, LLC, the lenders party thereto, the Company, certain subsidiaries of the Company as borrowers thereto and certain subsidiaries of the company designated as guarantors thereto, as amended by that First Amendment, dated as of April 16, 2018, that Second Amendment, dated as of February 26, 2019 and that Third Amendment, dated as of April 20, 2020 (as may be amended, restated or otherwise modified from time to time).

“Deductible” has the meaning set forth in Section 6.3.1.

“DGCL” means the Delaware General Corporation Law.

“Dividend” has the meaning set forth in Section 4.5.

“Environmental Laws” has the meaning set forth in Section 2.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder.

“Exchange” shall have the meaning set forth in Section 1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Claims” has the meaning set forth in Section 6.4.

“Existing Preferred” has the meaning set forth in the Recitals.

“Existing Standstill Agreement” means the Board Representation and Standstill Agreement by and among the Company, Holder, and the other parties thereto, dated December 4, 2015, as amended.

“Financial Advisors” has the meaning set forth in Section 2.26.

“Fundamental Representations” means the Holder Fundamental Representations and the Company Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means, with respect to a particular Person, (i) any country, state, county, city and political subdivision, (ii) any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority, or (iii) any court or other tribunal, in each case that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which in each case exercises valid jurisdiction over any such Person or such Person’s Property.

“Governmental Licenses” has the meaning set forth in Section 2.28.

“Hazardous Materials” has the meaning set forth in Section 2.18.

“HMT” has the meaning set forth in Section 2.25.

“Holder” has the meaning set forth in the Preamble.

“Holder Fundamental Representations” has the meaning set forth in Section 1.3.1(a).

“Holder Material Adverse Effect” means any event that would prevent or materially delay Holder from consummating the Transactions or performing its obligations hereunder.

“Holder Related Parties” has the meaning set forth in Section 6.1.

“Houlihan Lokey” has the meaning set forth in Section 2.26.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person required to be capitalized on the books and records of such Person and any purchase money indebtedness and similar financing arrangements, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangements (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person and (ix) all obligations of such Person in respect of any preferred stock (valued at the liquidation preference thereof plus any accrued and unpaid dividends).

“Indemnified Party” has the meaning set forth in Section 6.4.2.

“Indemnifying Party” has the meaning set forth in Section 6.4.2.

“IP Rights” has the meaning set forth in Section 2.27.

“Knowledge of the Company” means the actual knowledge of Mark Behrman, Cheryl Maguire and Michael Foster.

“Law” means any federal, state, local or foreign Order, settlement, award, statute, law (including common law), rule, regulation or other requirement or rule of law of any Governmental Authority.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest, claim, lien or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Losses” has the meaning set forth in Section 6.1.

“Lost Security Documentation” means documentation reasonably satisfactory to the Company with regard to a lost or stolen certificate evidencing ownership of Existing Preferred including, if required by the Company, an affidavit of lost security in favor of the Company with respect to such lost or stolen security.

“Material Adverse Effect” means (i) a materially adverse effect on the business, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) any event that would prevent or materially delay the Company from consummating the Transactions or performing its obligations hereunder, other than, solely in the case of clause (i), to the extent caused by, arising out of or attributable to any of the following: (a) changes solely attributable to the announcement or pendency of this Agreement, or any litigation by any Person with respect to this Agreement or the transactions contemplated hereby, (b) changes or proposed changes in applicable Law or accounting standards or interpretations thereof applicable to the Company and its Subsidiaries, (c) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (d) national or international political conditions, including acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether or not declared), and terrorism; (e) changes generally applicable in the industries in which the Company and its Subsidiaries operate, (f) changes resulting from compliance by the Company and its Subsidiaries with the express terms of this Agreement, (g) any changes as a result of any action expressly approved by the Holder in writing, (h) any failure of the Company to meet internal or analysts’ estimates, projections, forecasts, guidance, milestones or budgets or internal or analysts’ financial or operating predictions of revenues, earnings, cash flows or cash positions, or other financial or business metrics (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), (i) changes in the market price, or trading volume, of the Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur), or (j) any embargo, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; provided, that, in the case of clauses (b), (c), (d), (e) and (j), that such conditions or changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Money Laundering Laws” has the meaning set forth in Section 2.24.

“New Common Stock” has the meaning set forth in Section 4.13.1.

“NYSE” means the New York Stock Exchange.

“OFAC” means the Office of Foreign Assets Control.

“Options or Convertible Securities” has the meaning set forth in Section 4.13.

“Order” means, with respect to any Person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict, stipulation, determination or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such Person or any of its Properties.

“Outside Date” has the meaning set forth in Section 5.2.1.

“Per Claim Threshold” has the meaning set forth in Section 6.3.1.

“Permitted Lien” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially detract from the value of such property or materially interfere with the business of the Company and its Subsidiaries as currently conducted, (iv) licenses or other grants of rights in intellectual property made in the ordinary course of business, consistent with past practices, (v) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (vi) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business consistent with past practices, (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business, consistent with past practices, to secure payment of customs duties in connection with the importation of goods, (viii) Liens resulting from securities laws, (ix) licenses granted to third parties in the ordinary course of business consistent with past practices by the Company or its Subsidiaries, (x) such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title, (xi) Liens that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by the Company or any of its Subsidiaries of such property and (xii) Liens arising under any Indebtedness incurred in accordance with Section 4.1.1.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Plan” has the meaning set forth in Section 2.21.

“Preemptive Right Notice” has the meaning set forth in Section 4.13.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).

“Pro Rata Share” means a fraction (expressed as a percentage), the numerator of which equals the number of shares of Common Stock held by the Holder or any Affiliate thereof (including, for the avoidance of doubt, the Issued Shares, and assuming the conversion in full to Common Stock of any preferred stock of the Company held by the Holder or any Affiliate thereof) and the denominator of which equals the total number of issued and outstanding shares of Common Stock outstanding at such time (calculated on a fully diluted basis treating any options or convertible securities as exercised or converted).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Record Date” has the meaning set forth in Section 4.5.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and between the Company and the Holder, dated as of December 4, 2015, as amended from time to time.

“Related Party Contracts” has the meaning set forth in Section 1.3.1(c)(i).

“Representative” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Required Approval” has the meaning set forth in Section 2.5.

“Rights Agreement” has the meaning set forth in the Recitals.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government, the UNSC, the European Union, HMT or other relevant sanctions authority, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” has the meaning set forth in Section 2.25.

“SEC” means the Securities and Exchange Commission.

“Section 382” has the meaning set forth in Section 4.6.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

“Series E Preferred” has the meaning set forth in the Recitals.

“Series E-1 Certificate of Designations” means the Certificate of Designations of Series E-1 Cumulative Redeemable Class C Preferred Stock of the Company, dated as of October 18, 2018.

“Series E-1 Preferred” has the meaning set forth in the Recitals.

“Series F Preferred” has the meaning set forth in the Recitals.

“Series F-1 Certificate of Designations” means the Certificate of Designations of Series F-1 Cumulative Redeemable Class C Preferred Stock of the Company, dated as of October 18, 2018.

“Series F-1 Preferred” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Special Committee Recommendation” has the meaning set forth in the Recitals.

“Stockholder Litigation” has the meaning set forth in Section 4.2.2.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or managing member; (ii) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

“Superior Proposal” means a bona fide written Acquisition Proposal for at least a majority of the outstanding shares of capital stock of the Company or at least a majority of the consolidated assets of the Company and its Subsidiaries, in each case, for consideration consisting exclusively of cash and/or publicly traded equity securities (and for which financing, to the extent required by the Person submitting the written Acquisition Proposal, is then fully committed) that did not result from a breach of this Agreement, and that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal, (i) would be, if consummated, more favorable to the Company’s stockholders from a financial point of view than the Transactions and (ii) is not less likely to receive required governmental or other regulatory approvals on a timely basis than the Transactions and is otherwise reasonably likely to be consummated on the terms proposed.

“Termination Fee” has the meaning set forth in Section 5.4.1.

“Third Party” means any Person other than the Holder.

“Third Party Claim” has the meaning set forth in Section 6.4.2.

“Transaction Documents” means this Agreement (including the Schedules and Exhibits attached hereto), the Amended Registration Rights Agreement and the other documents, certificates and agreements delivered in connection with the Transactions.

“Transactions” means the Exchange and the other transactions contemplated by this Agreement.

“UNSC” has the meaning set forth in Section 2.25.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission intentionally undertaken by the breaching party (i) where the breaching party has actual knowledge that such action or omission is or would result in a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except (a) as disclosed in the Company SEC Documents (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” section of such Company SEC Documents or under any similar precautionary sections, and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule delivered to the Holder prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to the Holder (unless otherwise set forth herein, as of the date hereof) as set forth below:

2.1 Formation and Qualification of the Company. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own, lease and operate its properties and to conduct its business in all material respects in which it is engaged and to enter into and perform its obligations under the Transaction Documents to which it is a party. The Company is duly qualified to transact business and is in good standing in the state of its principal place of business and in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except (solely in the case of jurisdictions other than its principal place of business) where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

2.2 Authority; Enforceability. Except for the Company Stockholder Approval and the filing of the Charter Amendment and the Series E-1 Amendment with the Delaware Secretary of State, all corporate action on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations of the Company under the Transaction Documents and the authorization, issuance, reservation for issuance, and delivery of the Issued Shares have been taken or shall be taken at or prior to the Closing; and this Agreement constitutes, and the other Transaction Documents when executed and delivered, shall constitute, valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

2.3 Absences of Defaults; No Conflicts. Neither the Company nor any of its Subsidiaries is (a) in violation of its organizational documents, (b) in violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or operations or (c) in breach or default (or with or without the giving of notice or the passage of time or both, would be in breach or default) in the performance or observation of any obligation, agreement, covenant or condition contained in any Company Document, except in the case of clauses (b) or (c) for such violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions (including the issuance of the Issued Shares) do not and will not (i) result in a violation of the Charter or Bylaws of the Company (as amended and restated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) assuming the accuracy of the Holder’s representations and warranties set forth in Section 3 hereof, result in a violation of any Law or Order (including, without limitation, U.S. federal and state securities Laws) applicable to the Company, or by which any Property or asset of the Company is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), for such conflicts, defaults, violations, terminations, amendments, accelerations, and cancellations as would not, individually or in the aggregate, have a Material Adverse Effect.

2.4 Capitalization and Valid Issuance of the Issued Shares; Ownership of Subsidiaries.

(a) As of the date hereof (prior to the consummation of the Exchange), the issued and outstanding capital stock of the Company consists of 30,305,076 shares of Common Stock, 20,000 shares of Series B cumulative, convertible preferred stock, $100 par value, 1,000,000 shares of Series D cumulative Class C preferred stock no par value, 139,768 shares of Series E-1 Preferred and one (1) share of Series F-1 Preferred. All outstanding shares of the Company’s capital stock have been duly authorized and validly issued in accordance with the Charter and are fully paid and nonassessable. Schedule 2.4(a) sets forth the authorized capital stock of the Company, solely for illustration purposes, as if the Closing took place on the date of this Agreement.

(b) Except (i) as provided for in the Charter, (ii) for 3,015,634 shares of Common Stock available for issuance under the Company Stock Option Plan, (iii) for options to acquire 49,475 shares of Common Stock issued and outstanding under the Company Stock Option Plan, (iv) as provided in the Purchase Agreement and (v) as provided in the Existing Standstill Agreement, there are no (1) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Company or (2) outstanding options, warrants or other rights to purchase any securities of the Company.

(c) Subject to the adoption and filing of the Charter Amendment with the Secretary of State of the State of Delaware, the Issued Shares have been duly and validly authorized and when issued and delivered against the Existing Preferred pursuant to this Agreement, the Issued Shares will be duly and validly issued, fully paid and nonassessable.

(d) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company that is a corporation, all of the issued and outstanding partnership interests of each Subsidiary of the Company that is a limited or general partnership and all of the issued and outstanding limited liability company interests, membership interests or other similar interests of each Subsidiary of the Company that is a limited liability company have been duly authorized and validly issued, are fully paid and (except in the case of general partnership interests) non-assessable and are owned by the Company, directly or through Subsidiaries, free and clear of any Lien (other than Permitted Liens) and restrictions on transfer set forth in the organizational documents of the relevant Subsidiary or under federal and state securities Laws. None of the issued and outstanding shares of capital stock of any such Subsidiary that is a corporation, none of the issued and outstanding partnership interests of any such Subsidiary that is a limited or general partnership, and none of the issued and outstanding limited liability company interests, membership interests or other similar interests of any such Subsidiary that is a limited liability company was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any security holder of such Subsidiary or any other Person. The only Subsidiaries of the Company are the Subsidiaries listed on Schedule 2.4(d) hereto, and such schedule accurately sets forth whether each such Subsidiary is a corporation, limited or general partnership or limited liability company and the jurisdiction of organization of each such Subsidiary.

2.5 Approvals. Except for (i) the Company Stockholder Approval, (ii) Charter Amendment, (iii) Series E-1 Charter Amendment, (iv) as may be required under the Exchange Act, state securities Laws or “Blue Sky” Laws or the rules of the NYSE and (v) those waivers, permits, consents approvals and authorizations set forth on Schedule 1.3.3(c), no permit, consent, approval, exemption, authorization, Order, registration, filing or qualification of or with any Governmental Authority or any other Person (each, a “Required Approval”) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or the Company’s issuance of the Issued Shares, except for such Required Approvals (x) that have already been made or obtained or will be made or obtained contemporaneously with the Closing or (y) that, if not obtained, would not be material to the Company or any of its Subsidiaries or its ability to consummate the Transactions.

2.6 Other Sales. The Company has not sold or issued any securities that would be integrated with the issuance of the Issued Shares contemplated by this Agreement pursuant to the Securities Act.

2.7 Company SEC Documents; Company Financial Statements. The historical financial statements (including the related notes and supporting schedules) (the “Company Financial Statements”) included in the Company’s reports, required to be filed by it under the Exchange Act since January 1, 2020 (all such documents filed prior to the date hereof, collectively the “Company SEC Documents”), at the time filed (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form with the applicable requirements of the Exchange Act and the Securities Act, (c) present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and (d) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q mandated by the SEC). None of the Company SEC Documents, including any financial statements of the Company contained therein, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.8 No Material Adverse Change. Since December 31, 2020 (a) no event has occurred that has had a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction or agreement that, individually or in the aggregate, is material with respect to the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, whether or not covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

2.9 No Registration Required. Assuming the accuracy of the representations and warranties of the Holder contained in Section 3, the issuance of the Issued Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require registration of the Issued Shares under the Securities Act, except as provided herein.

2.10 Litigation. There is no Legal Proceeding before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the Knowledge of the Company or its Subsidiaries, threatened in writing or otherwise overtly threatened, against or affecting the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or to materially and adversely affect the consummation of the Transactions or the performance by the Company of its obligations under this Agreement.

2.11 Auditors. Ernst & Young LLP are independent public accountants of the Company as required by the Securities Act and the Exchange Act and the rules and regulations thereunder/pursuant to the rules applicable to such accountants under the American Institute of Certified Public Accountants.

2.12 Statistical and Market-Related Data. Any statistical, demographic, market-related and similar data included in the Company SEC Documents are based on or derived from sources that the Company believes to be reliable and accurate and accurately reflect the materials upon which such data is based or from which it was derived in all material respects.

2.13 No Related Party Transactions. No relationship, direct or indirect, that would be required to be described in a registration statement of the Company pursuant to Item 404 of Regulation S-K, exists between the Company or any of its Subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its Subsidiaries, on the other hand, except for relationships or transactions solely between the Company and one of its Subsidiaries and or between or among one or more Subsidiaries of the Company or as set forth in the Company SEC Documents.

2.14 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no material claims by the Company, or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Since the earlier of (i) January 1, 2020, and (ii) the effective date of the Company’s most recently issued insurance policy, none of the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company, nor any of its Subsidiaries, is aware that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, result in a Material Adverse Effect.

2.15 Accounting and Disclosure Controls. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2020, there has been (i) no material weakness or significant deficiency (as defined in Rule 1-02 of Regulation S-X of the SEC) in the Company’s internal control over financial reporting (whether or not remediated), and (ii) no fraud, whether or not material, involving management or other employees who have a role in the Company’s internal control over financial reporting has occurred and, since January 1, 2020, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its Subsidiaries have established, maintained and periodically evaluate the effectiveness of “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it will be required to file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company’s independent public accountants and the audit committee of the Board of Directors of the Company have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the SEC), if any, in the Company’s internal control over financial reporting and of all fraud, if any, whether or not material, involving management or other employees who have a role in the Company’s internal controls, in each case that occurred or existed, or was first detected, at any time during the three most recent fiscal years covered by the Company’s most recent audited financial statements included in the Company SEC Documents.

2.16 Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in any material respect with any provision of the Sarbanes-Oxley Act with which any of them is required to comply, including Section 402 related to loans.

2.17 Tax Returns. The Company and its Subsidiaries have filed all U.S. federal and all other material foreign, state, local and franchise tax returns that are required to be filed or have obtained extensions thereof, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and payable, except (a) for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and for which adequate reserves have been provided in accordance with GAAP, and (b) for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

2.18 Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health and safety, the environment (including, without limitation, indoor or outdoor air, surface water, groundwater, land surface or subsurface strata) or wildlife, or to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, flammable, corrosive or radioactive materials, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Company and its Subsidiaries have all permits, licenses, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) neither the Company nor any of its Subsidiaries is subject to any order, judgment or consent decree, and there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigation or proceedings against the Company or any of its Subsidiaries, in each case relating to any Environmental Law, and (d) there are no events or circumstances that would reasonably be expected to form the basis of an order to install or retrofit equipment, pay penalties or for clean-up or remediation of containment, or a Legal Proceeding by any private party or Governmental Agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

2.19 Title to Property. The Company and each of its Subsidiaries have good and marketable title to all real property owned in fee simple by any of them (if any) and have good and valid title to all other items of owned real and personal property that are material to the respective businesses of the Company and each of its Subsidiaries, in each case free and clear of all Liens, except for (a) Permitted Liens, (b) as are described in Schedule 2.19 or (c) where the failure to have such title would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All material real property, buildings and other improvements, and all equipment and other property, held under lease or sublease by the Company or any of its Subsidiaries is held by them under valid, subsisting and enforceable leases or subleases, as the case may be (subject to applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity), with, solely in the case of leases or subleases relating to real property, buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such real property and buildings or other improvements by the Company and its Subsidiaries, and all such leases and subleases are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its Subsidiaries under any of the leases or subleases mentioned above and affecting or questioning the rights of the Company or any of its Subsidiaries to the continued possession of the leased or subleased premises or the continued use of the leased or subleased equipment or other property, except for such claims which, if successfully asserted against the Company, or any of its Subsidiaries, would not, individually or in the aggregate, result in a Material Adverse Effect.

2.20 Absence of Labor Disputes. No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company or any of its Subsidiaries, is imminent, and neither the Company nor any of its Subsidiaries is aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its Subsidiaries, in each case, which has or would reasonably be expected to have a Material Adverse Effect.

2.21 ERISA Compliance. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the following events has occurred in the past two years or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its Subsidiaries compared to the amount of such contributions made in the Company’s most recently completed fiscal year; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its Subsidiaries compared to the amount of such obligations in the Company’s most recently completed fiscal year; (iii) any event or condition giving rise to a liability under Title IV of ERISA that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company or any of its Subsidiaries related to its or their employment that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) with respect to which the Company or any of its Subsidiaries may have any liability.

2.22 Absence of Manipulation. Neither the Company nor any of its Subsidiaries has taken or will take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security or to facilitate the sale or resale of its securities, except for the making of public disclosures in compliance with applicable securities laws in the ordinary course of business consistent with past practice.

2.23 Anti-Corruption. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted in a material violation by any such Person of any Anti-Corruption Laws, including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries. To the Knowledge of the Company, it and its Subsidiaries have conducted their respective businesses in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith in all material respects.

2.24 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, “Money Laundering Laws”) and no material Legal Proceeding by or before any court or Governmental Agency or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened.

2.25 No Conflicts with Sanctions Laws. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company or any of its Subsidiaries, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is currently or has been the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries a Sanctioned Person. The Company and its Subsidiaries have conducted their businesses in material compliance with all applicable Sanctions and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith in all material respects.

2.26 Certain Fees. Except for the fees and expenses payable to the Jefferies Group and Houlihan Lokey Capital, Inc. (“Houlihan Lokey” and, together with the Jefferies Group, the “Financial Advisors”) and certain expenses of Perella Weinberg Partners, which will be paid by the Company, no broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of the Company or its Subsidiaries in a similar capacity, is or will be entitled to any fees, commissions or expenses in connection with the issuance of the Issued Shares or the consummation of the Transactions.

2.27 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own license, possess or otherwise have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, the “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the Knowledge of the Company, without, to the Knowledge of the Company, violation of the rights of any Person, except to the extent such failure to own, license, possess or otherwise have the right to use, or such violations that, have not had, or would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of the Company, no such IP Rights owned by the Company or any Subsidiary infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No Legal Proceeding regarding any such IP Rights owned by the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

2.28 Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure of which would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the failure of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses, except where such proceeding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.29 Investment Company. Neither the Company nor any of its Subsidiaries is, and upon the issuance of the Issued Shares as herein contemplated will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

2.30 No Restrictions on Dividends. No Subsidiary of the Company is party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any Subsidiary of the Company from paying any dividends or making any other distributions on its capital stock, limited or general partnership interests, limited liability company interests, or other equity interests, as the cast may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Company or any other Subsidiary.

2.31 Takeover Statutes. The approval of the Board of Directors of the Company of this Agreement and the Transactions on or prior to the date hereof represent all the actions necessary to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement and the Transactions, and no other state takeover statute applies to this Agreement and the Transactions.

2.32 Fairness Opinion. The Special Committee has received an opinion from Houlihan Lokey to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, procedures, matters, qualifications and limitations set forth therein, the consideration to be paid to the Holder by the Company in the Exchange, taking into account the Dividend, is fair from a financial point of view to the Company and, accordingly, fair from a financial point of view to the holders of the Common Stock other than the Holder and its Affiliates.

2.33 Proxy Statement. The Company Proxy Statement, at the time the Company Proxy Statement becomes effective or at the date of mailing and at the date of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided in writing by or on behalf of the Holder expressly for inclusion in the Company Proxy Statement.

2.34 No Other Representations or Warranties. THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3, NEITHER THE HOLDER NOR ANY OTHER PERSON HAS MADE, AND THE COMPANY HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY OR ON BEHALF OF THE HOLDER OR ANY THIRD PARTY OR ANY INFORMATION PROVIDED BY THE HOLDER OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 2, NO PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE HOLDER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 2, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NONE OF THE FOREGOING SHALL LIMIT ANY CLAIM FOR FRAUD.

3. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

3.1 Existence. The Holder has been duly organized and is validly existing and in good standing under the laws of its state of formation, except where such failure would not reasonably be expected, individually or in the aggregate, to result in a Holder Material Adverse Effect.

3.2 Ownership. The Holder is the sole legal and beneficial owner of the Existing Preferred, free and clear of any and all Liens. The Holder has sole right, title and interest in the Existing Preferred and there have been no assignments or other transfers by the Holder of any interest whatsoever in the Existing Preferred. Except for the Existing Preferred and 4,069,324 shares of Common Stock, neither the Holder nor any of its Affiliates own any equity securities of the Company.

3.3 Authorization, Enforceability. All corporate action on the part of the Holder, its officers, directors, managers and members necessary for the authorization, execution, delivery, and performance of all obligations of the Holder under the Transaction Documents has been taken, and this Agreement constitutes, and the other Transaction Documents to which it is a party when executed and delivered, shall constitute, a valid and legally binding obligation of the Holder, enforceable in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

3.4 No Breach. The execution, delivery and performance of the Transaction Documents by the Holder and the consummation by the Holder of the transactions contemplated hereby and thereby does not and will not whether with or without the giving of notice or passage of time or both (a) conflict with or result in any violation of the provisions of the organizational documents of the Holder, or (b) violate any Law applicable to the Holder or the Property or assets of the Holder, except for the expiration of the waiting period under the HSR Act or, in the case of clauses (a) and (b), for such conflicts, breaches, violations or defaults as would not reasonably be expected, individually or in the aggregate, to result in a Holder Material Adverse Effect.

3.5 Certain Fees. No broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of the Holder or any of its Affiliates in a similar capacity is or will be entitled to any fees or commissions in connection with the acquisitions of the Issued Shares or the consummation of the Transactions.

3.6 Unregistered Securities.

3.6.1 Accredited Investor Status; Sophisticated Purchaser. The Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Issued Shares. The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Issued Shares.

3.6.2 Information. The Holder and its Representatives have been afforded the opportunity to ask questions of, and obtain information from, the Company regarding the terms and conditions of the Transactions and the business, properties, prospects and financial condition of the Company. The Holder understands that its acquisition of the Issued Shares involves a high degree of risk. The Holder has received all information, and has sought such accounting, legal and tax advice, as it has considered necessary or appropriate to make an informed investment decision with respect to its acquisition of the Securities.

3.6.3 Legends. The Holder understands that, until such time as the Issued Shares have been registered pursuant to the provisions of the Securities Act, or the Issued Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold or otherwise, or as provided in this Section 3.6.3, the Issued Shares will bear the following restrictive legend (in addition to any legend required under applicable state securities laws):

(a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

(b) Any other legends set forth in or required by the Charter and any other legends required by state securities laws applicable to the Holder.

The legend set forth in this Section 3.6.3 shall be removed by the Company from any certificate evidencing the legended Issued Shares, upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act was at that time in effect with respect to the legended security and such Shares have been sold thereunder or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer shall not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the applicable Issued Shares.

(c) Purchase Representation. The Holder is purchasing the Issued Shares for its own account and not with a view to distribution in violation of any securities laws. The Holder has been advised and understands that none of the Issued Shares have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Holder has been advised and understands that the Company, in issuing the Issued Shares, is relying upon, among other things, the representations and warranties of the Holder contained in this Section 3 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(d) Rule 144. The Holder has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e) Reliance by the Company. The Holder understands that the Issued Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the applicability of such exemptions and the suitability of the Holder to acquire the Issued Shares.

3.7 Tax and Legal Matters. The Holder hereby acknowledges that the Company has not provided the Holder with any tax advice with respect to the Exchange, the issuance of the Issued Shares to the Holder pursuant to the Exchange (or the tax consequences thereto) or the other transactions described herein, and no such advice has been implied. The Holder has sought such tax and legal advice as it has deemed necessary in connection with the execution of this Agreement.

3.8 No Conflicts with Sanctions Laws. The Holder is not currently and has not, and, to the knowledge of the Holder, no director, officer, agent, employee, Affiliate or other Person acting on behalf of the Holder is currently or has been, the target of any Sanctions, nor is the Holder a Sanctioned Person. The execution, delivery and performance of the Transaction Documents by the Holder and the consummation by the Holder of the transactions contemplated hereby and thereby does not and will not violate any applicable Sanctions.

3.9 HSR; Antitrust. To the knowledge of the Holder, as of the date of this Agreement, there are no substantive overlaps between the offerings of the Company and the Holder of such a scope that would be reasonably likely to result in the issuance of a Second Request by the U.S. Department of Justice’s Antitrust Division or the Federal Trade Commission.

3.10 No Other Representations or Warranties. THE HOLDER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2, NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE, AND THE HOLDER HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY OR ON BEHALF OF THE COMPANY OR ANY THIRD PARTY OR ANY INFORMATION PROVIDED BY THE COMPANY OR ANY OTHER PERSON. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 3, NO PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE HOLDER OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS SECTION 3, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE HOLDER. NONE OF THE FOREGOING SHALL LIMIT ANY CLAIM FOR FRAUD.

4. COVENANTS.

4.1 Interim Operating Covenants. Except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law or (iii) with the prior written consent or waiver of the Holder (such consent not to be unreasonably withheld, conditioned or delayed), the Company hereby covenants and agrees that, between the date hereof and the Closing:

4.1.1 the Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness in an aggregate amount in excess of $50,000,000 outstanding at any time, except for (i) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (ii) letters of credit issued in the ordinary course of business consistent with past practices and (iii) trade credit or trade payables in the ordinary course of business consistent with past practices;

4.1.2 except as set forth in the applicable Capital Budget, the Company shall not, and shall not permit any Subsidiary to, make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceeds 50% of such amount set forth in the applicable Capital Budget;

4.1.3 the Company shall not, and shall not permit any Subsidiary to, sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries or enter into any Contract with respect to the foregoing;

4.1.4 the Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

4.1.5 the Company shall not, and shall not permit any Subsidiary to, amend its or their certificate of incorporation or bylaws or comparable organizational or governing documents, change the size of its board of directors or similar governing body or create an executive committee or similar committee to whom general authority of the board of directors is delegated, provided, however, that nothing contained in this Section 4.1.5 shall prohibit the adoption of a Delaware forum selection bylaw;

4.1.6 the Company shall promptly notify the Holder upon the Company becoming aware of any new Legal Proceeding filed, or threatened to be filed, against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; or

4.1.7 the Company shall not declare or pay any dividends or make any distributions in respect of its capital stock, except as expressly set forth in this Agreement.

4.2 Further Actions.

4.2.1 Upon the terms and subject to the conditions set forth in this Agreement, the Holder and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of all Governmental Authorities or third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable and use its reasonable best efforts to make as promptly as practicable after the date of this Agreement (or such other date as may be required by the applicable Antitrust Law) any other filings and notifications pursuant to any other Antitrust Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. The Company will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals, except as otherwise set forth in Section 7.15. In furtherance of the foregoing, the Holder shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, consider in good faith commercially reasonable steps to avoid or eliminate each and every impediment under any Antitrust Law that has been asserted by any Governmental Authority so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including considering the sale, divestiture, license or other disposition of such of its assets, properties or businesses, to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Holder or any of its Affiliates be obligated to, sell, divest, license, dispose of, take any other action with respect to, accept any operational modification or restriction with respect to or otherwise encumber the any of the assets, Properties, businesses or investments of the Holder or any of its Affiliates.

4.2.2 Each party shall notify the other party of, and give such other party the opportunity to participate in the defense or settlement of, any Legal Proceeding brought by current or former stockholders of the Company against the Company and/or its directors or officers relating to the Transactions (“Stockholder Litigation”) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or which would prevent the consummation of the Exchange prior to the Outside Date. Without limiting the foregoing, each party shall (i) keep the other party reasonably informed on a current basis of the status and material developments in, any such Stockholder Litigation, (ii) give such other party the opportunity to participate in, review and comment (which comments shall be considered in good faith) on all material filings or responses to be made in the defense or settlement of any Stockholder Litigation, and (iii) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation, or consent to the same without the prior written consent of such other party.

4.2.3 Subject to applicable Laws, the Company and the Holder each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any material communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.

4.2.4 Notwithstanding anything to the contrary in this Agreement, no party shall be required, and the Company shall not permit its Subsidiaries, to take or commit to take any action with respect to its assets, Properties, business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any other authorization, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing.

4.2.5 None of the Company, its Subsidiaries or the Holder shall, and each shall cause their respective controlled Affiliates not to, and shall use reasonable best efforts to cause their respective non-controlled Affiliates not to, enter into any Contract or transaction (including any merger or acquisition) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Transactions and the Closing, (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions, (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

4.3 Stockholder Meeting; Proxy Material.

4.3.1 The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the date of this Agreement (but in any event, no later than sixty (60) days after the date that the Company Proxy Statement is mailed to the Company stockholders) for the purpose of obtaining the Company Stockholder Approval. Subject to any Adverse Recommendation Change, the Board of Directors of the Company and Special Committee of the Company shall each recommend approval of the Company Stockholder Approval to the Company’s stockholders, and the Company Proxy Statement shall include a statement to the effect that the Board of Directors of the Company and the Special Committee of the Company have recommended that the Company’s stockholders vote in factor of the adoption of this Agreement at the Company Stockholder Meeting. In connection with such meeting, the Company (i) shall promptly prepare and file with the Securities and Exchange Commission (the “SEC”), and in any event within fifteen (15) days after the date of this Agreement, and shall use its reasonable efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable, the Company Proxy Statement and all other proxy materials for such meeting, (ii) shall use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Company Stockholder Approval, and (iii) shall otherwise comply with all Laws applicable to such meeting. The Company shall provide the Holder with a copy of the preliminary proxy statement and all modifications and amendments thereto, and shall consult with and provide the Holder with a reasonable opportunity to review and comment thereon, prior to filing or delivery to the SEC. The Company shall consider in good faith any and all comments received from the Holder with respect to the preliminary proxy statement and all modification and amendments thereto for inclusion in such preliminary proxy statement, modification or amendment. The Company shall notify the Holder promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall supply the Holder with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Transactions, and shall consult with the Holder prior to responding to any such comments or requests. If at any time prior to the Company Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which the Holder reasonably and timely objects.

4.3.2 The Company shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of the Holder; provided that the Company may adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any amendment or supplement to the Company Proxy Statement that the Company reasonably determines (following consultation with the Holder) is necessary to comply with applicable Law if provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Common Stock represented at such meeting (either in person or by proxy) to constitute a necessary quorum to conduct the business of the Company Stockholder Meeting, or (iii) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval.

4.3.3 The Holder agrees that, unless this Agreement has been terminated pursuant to Section 5 prior thereto, at any meeting of the Company’s stockholders held to obtain the Company Stockholder Approval, the Holder shall vote and shall cause its Affiliates to vote the outstanding shares of capital stock of the Company entitled to vote thereon beneficially owned by the Holder or its Affiliates in favor of the Company Stockholder Approval (except in the case of any vote applicable exclusively to the Disinterested Stockholders).

4.4 Charter Amendments. Promptly following the receipt of the Company Stockholder Approval by the Company and prior to the Closing, the Company shall cause to be filed with the Delaware Secretary of State, an amendment to the Charter reflecting (i) the Charter Amendment and (ii) the Series E-1 Charter Amendment.

4.5 Dividends. Following the receipt of the Company Stockholder Approval by the Company, and after the effectiveness of the Charter Amendment and the Series E-1 Charter Amendment and prior to the Closing, the Board of Directors of the Company shall declare a dividend payable in shares of Common Stock to holders of the issued and outstanding shares of Common Stock, and to the holders of the Series B 12% Cumulative, Convertible Preferred Stock and the Series D 6% Cumulative, Convertible Preferred Stock, in each case. on an as converted basis, providing for the payment to such holders of 0.3 shares of Common Stock per share of Common Stock outstanding, or on an as converted basis, as applicable, all as contemplated by the Company Proxy Statement (the “Dividend”). The Dividend shall be payable to such holders as they appear on the stock register of the Company on the applicable record date, which shall be fixed by the Board of Directors of the Company as a date prior to the Closing Date (the “Record Date”). The Board of Directors of the Company shall set the payment date for the Dividend in accordance with applicable Law on or as soon as practicable following the Closing Date.

4.6 Section 382 Standstill. Notwithstanding anything herein to the contrary, the Holder shall not either directly or indirectly (i) purchase any stock or securities of the Company, or (ii) sell any stock or securities of the Company, without obtaining the prior written consent of the Company. Unless the Company shall have affirmatively objected to such purchase or sale in writing within five (5) Business Days of the Holder’s request, the Company will be deemed to have given such consent. The Company shall be permitted to object to such purchase or sale only if there is a material risk that such purchase or sale shall (i) cause an ownership shift in the ownership of the Company’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), and (ii) directly or indirectly cause the Company’s cumulative ownership shift for purposes of Section 382 to be equal to or greater than 44 percentage points, in combination with other transactions that have occurred in the preceding 36-month period or that the Company reasonably expects will occur within the next six (6) months, such percentage change calculated for periods when there are more than one class of equity outstanding for purposes of Section 382 using the Hold Constant Principle described in Notice 2010-50, 2010-27 IRB 12. The Company shall make reasonable assumptions and presumptions in determining whether to object to such purchase or sale, which assumptions and presumptions may be reasonably conservative but which must be generally consistent with the regulations under Section 1.382-2T and any successor or similar provisions. In the event that the Company and the Holder shall disagree regarding the impact of any purchase or sale on the Company’s cumulative ownership shift for purposes of Section 382, the Company and the Holder shall mutually agree on a nationally recognized accounting firm (other than an accounting firm that is the Company’s auditor or principal outside tax advisor), and such accounting firm shall be permitted to conclusively determine the cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase. Such determination by the accounting firm shall be binding on both parties; provided, however, that in the event that the accounting firm shall determine that the Company’s cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase exceeds 44%, the Holder shall be permitted to seek a private letter ruling from the Internal Revenue Service in order to determine the cumulative ownership shift for purposes of Section 382 taking into account the Holder’s proposed sale or purchase. The Company shall provide reasonable cooperation to the Holder in seeking such ruling. The parties agree that if it is necessary to retain the services of an accounting firm to determine whether the Company’s refusal to consent was a reasonable determination, then the costs of such accounting firm shall be shared equally by the parties (50% each), and that both parties shall act expeditiously in seeking such determination and shall urge the accounting firm to render its determination as expeditiously as reasonably possible.

4.7 Related-Party Agreements. On or prior to the Closing Date, the parties shall cause the Related-Party Contracts to be terminated effective as of the Closing.

4.8 NYSE Listing. The Company shall use reasonable best efforts to cause the Issued Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

4.9 Public Disclosure. The Company and the Holder agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange.

4.10 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any state takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Transactions, each of the Company and the Holder shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable under the terms contemplated hereby and otherwise act or eliminate or minimize the effects of such statute or regulation on the Transactions.

4.11 Notification of Certain Matters. The Company shall notify the Holder in writing promptly after obtaining knowledge of any change, event, occurrence, circumstance or effect that is more likely than not to cause any of the conditions to the Closing set forth in Section 1.3 not to be timely satisfied. No notification given pursuant to this Section 4.11 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available to the Holder.

4.12 Additional Holder Restrictions and Consent Rights. Except (i) as otherwise required or expressly contemplated by this Agreement, (ii) as required by Law or (iii) with the prior written consent or waiver of the Holder (such consent not to be unreasonably withheld, conditioned or delayed), and so long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 15% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall not, and shall not permit any Subsidiary to:

4.12.1 incur any Indebtedness in an aggregate amount in excess of $50,000,000 outstanding at any time, except for (i) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (ii) letters of credit issued in the ordinary course of business consistent with past practices and (iii) trade credit or trade payables in the ordinary course of business consistent with past practices;

4.12.2 except as set forth in the applicable Capital Budget, make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceeds 50% of the amount set forth in the applicable Capital Budget;

4.12.3 sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries or enter into any Contract with respect to the foregoing;

4.12.4 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or division thereof, or otherwise acquire or agree to acquire any assets, in all cases, for consideration in excess of $50,000,000 in the aggregate in any calendar year, or enter into any Contract with respect to a joint venture, strategic alliance or partnership; or

4.12.5 amend its or any of its Subsidiaries’ certificate of incorporation or bylaws or comparable organizational or governing documents in a manner adverse to the Holder, change the size of its board of directors or similar governing body or create an executive committee or similar committee to whom general authority of the board of directors is delegated, provided, however, that nothing contained in this Section 4.12 shall prohibit the adoption of a Delaware forum selection bylaw.

4.13 Holder Preemptive Rights.

4.13.1 Prior to the Company directly or indirectly issuing additional Common Stock, or other equity securities of the Company convertible into, exercisable for or exchangeable into Common Stock (“Options or Convertible Securities”), without consideration or for a consideration per share less than the 30-Day VWAP (collectively, the “New Common Stock”), such 30-Day VWAP to be proportionately adjusted for any subdivisions, stock splits, combinations or other similar events with respect to the Common Stock, the Holder, so long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 20% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), shall have the right to purchase the number of shares of New Common Stock in accordance with this Section 4.13. For purposes of the foregoing, the consideration per share received by the Company relating to Options or Convertible Securities, shall be determined by dividing: (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities, by (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or conversion of such Options or Convertible Securities.

4.13.2 So long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 20% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall give the Holder at least ten (10) days’ prior written notice (the “Preemptive Right Notice”) of any proposed issuance of New Common Stock, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer the Holder the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Common Stock at the same price, on the same terms and conditions as the New Common Stock is proposed to be issued by the Company, subject to Section 4.13.4. If the Holder wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within five (5) days after delivery by the Company of the Preemptive Right Notice, which notice shall state the dollar amount of New Common Stock that the Holder would like to purchase up to a maximum amount equal to the Holder’s Pro Rata Share of the aggregate offering amount.

4.13.3 Notwithstanding anything in this Section 4.13 to the contrary, the provisions of this Section 4.13 shall not apply to issuances of New Common Stock by the Company as follows:

(a) Any issuance of New Common Stock upon the conversion or exercise or exchange (including redemption) of any options, warrants or other securities convertible into, or exercisable or exchangeable for, equity securities, provided that (in the case of such other options, warrants or other securities) such issuance is not made in violation of this Agreement, including this Section 4.13;

(b) Any issuance of New Common Stock pursuant to a compensatory plan, agreement or arrangement that has been approved by the Board of Directors of the Company (or the requisite holders of Common Stock (if required by applicable Law));

(c) Any issuance of New Common Stock in connection with any combination, stock split, recapitalization (other than in respect of any securities issued with respect to any new investment made in connection with such recapitalization) or reclassification of the Common Stock;

(d) Any issuance of New Common Stock as a dividend on any existing class or series of capital stock of the Company; or

(e) Any issuance of New Common Stock as consideration in any business combination or acquisition transaction involving the Company or any of its direct or indirect Subsidiaries or in any joint venture, in each case, not in violation of the terms of this Agreement.

4.13.4 If the Holder or the Company reasonably believes, based on the written opinion of legal counsel, that any regulatory or stockholder approval, including under applicable Antitrust Laws or applicable rules and regulations of any national securities exchange or over-the-counter market on which the Common Stock is listed for trading, is required prior to the Holder purchasing the New Common Stock it has elected to purchase pursuant to this Section 4.13, the Holder shall not be required to make such purchase, and the Company shall delay such issuance of the New Common Stock to either the Holder or the applicable third party until such approval has been obtained (or, in the case of applicable Antitrust Laws, the required filings have been completed and any applicable waiting period has expired). The Company shall use reasonable best efforts to comply promptly with all applicable regulatory requirements related to obtaining such approvals. In no event shall the Holder be deemed to have failed to purchase any New Common Stock for purposes of Section 4.13 as a result of its inability to make such purchase prior to such compliance in accordance with this Section 4.13.4. If this Section 4.13.4 applies, nothing in this Section 4.13 shall prevent the Company from proceeding with the issuance of the New Common Stock to the proposed purchasers other than the portion of the New Common Stock that the Holder has elected to purchase pursuant to this Section 4.13.

4.14 Access to Information.

4.14.1 So long as the Holder and its Affiliates in the aggregate directly or indirectly beneficially own 10% or more of the outstanding Common Stock (or securities convertible or exchangeable into Common Stock), the Company shall afford the Holder and its Representatives reasonable access during business hours upon reasonable prior notice to (i) all of the properties, books, Contracts and records of the Company and each Subsidiary and (ii) all other information concerning the business of the Company, financial condition and results of operations of the Company or any Subsidiary as the Holder may reasonably request; provided that the Company may restrict the foregoing access to the extent that compliance with this Section 4.14.1 would adversely affect any attorney-client or other legal privilege of the Company.    The Company shall cooperate with the Holder from time to time to provide any information requested by the Holder reasonably and in good faith for a bona fide business purpose in connection with the Holder’s ownership of the Common Stock.

4.14.2 No information or knowledge obtained in any investigation pursuant to this Section 4.14 shall affect or be deemed to modify any representation, warranty, covenant, agreement or conditioned contained herein.

5. TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time only as follows:

5.1 by mutual written agreement of the Company and the Holder at any time prior to the Closing; or

5.2 by either the Company or the Holder, if:

5.2.1 the Closing shall not have occurred on or by one minute after 11:59 p.m. (New York City Time) on January 17, 2022 (as such date may be extended pursuant to this Agreement, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.2.1 shall not be available to any party whose material breach of any provision of this Agreement primarily results in the failure of the Closing to occur by the Outside Date; or

5.2.2 any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law permanently restraining, enjoining, prohibiting or making illegal prior to the Closing, the consummation of the Exchange, and such applicable Law shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 5.2.2 shall not be available to any party whose material breach of any provision of this Agreement primarily results in such applicable Law to be enacted, issued, promulgated, enforced or entered; or

5.2.3 the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which a vote is taken thereon.

5.3 by the Holder, if:

5.3.1 at any time prior to the Closing, an Adverse Recommendation Change shall have occurred; or

5.3.2 at any time prior to the Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions to Closing set forth in Section 1.3.2 or Section 1.3.3 not to be satisfied, and such condition is incapable of being satisfied by the Outside Date or if capable of being cured in such time frame, shall not have been cured within the earlier of the Outside Date and thirty (30) days of the date the Holder gives the Company notice of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 5.3.2 shall not be available to the Holder if the Holder is then in material breach of this Agreement; or

5.4 By the Company, if:

5.4.1 at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company and, if applicable, the Special Committee authorizes the Company to enter into a definitive agreement concerning a Superior Proposal and the Company contemporaneously enters into such definitive agreement concerning such Superior Proposal and, in connection with the termination of this Agreement, the Company (i) pays to the Holder in immediately available funds a fee of $3,500,000 (the “Termination Fee”) by wire transfer of same-day funds within one (1) Business Day following the date of termination of this Agreement, (ii) upon the closing of such Superior Proposal transaction (if such closing occurs), causes the Series E-1 Preferred and the Series F-1 Preferred to be redeemed for cash, at the Liquidation Preference (as defined in the Series E-1 Certificate of Designations), including the Participation Rights Value (as defined in the Series E-1 Certificate of Designations), in the case of the Series E-1 Preferred, and the Redemption Price (as defined in the Series F-1 Certificate of Designations) in the case of the Series F-1 Preferred, such redemption to occur contemporaneously with the closing of such Superior Proposal transaction and (iii) if the closing of such Superior Proposal transaction does not occur, pays to the Holder in immediately available funds a fee of $7,000,000 by wire transfer of same-day funds within one (1) Business Day following the date of termination of the definitive agreement concerning such Superior Proposal or the occurrence of the “outside date”, “end date” or similar event in respect thereof; provided, that in the case of this clause (iii), the Holder shall also have the option, at its election, to reinstate this Agreement and effectuate the Exchange at the lower of the 30-Day VWAP or the volume weighted average price of the Common Stock for the 30 trading days immediately prior to such reinstatement on the NYSE as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation mutually selected by the Company and Holder, and in the event such election is made by the Holder, each of the parties hereto shall cooperate reasonably and in good faith to take, or cause to be taken, all actions necessary or appropriate, and to execute all documents, instruments and agreements, to give effect to the reinstatement of this Agreement and to consummate the transactions contemplated hereby and thereby;

5.4.2 at any time prior to the Closing, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Holder set forth in this Agreement shall have occurred that (A) would (x) cause any of the conditions to Closing set forth in Section 1.3.1 or Section 1.3.3 not to be satisfied or (y) reasonably be expected to prevent, materially delay or materially impede the consummation of the Exchange and (B) is incapable of being satisfied by the Outside Date or if capable of being cured in such time frame, shall not have been cured within the earlier of the Outside Date and thirty (30) days of the date the Company gives the Holder notice of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 5.4.2 shall not be available to the Company if the Company is then in material breach of this Agreement.

5.5 The party desiring to terminate this Agreement pursuant to this Section 5 (other than pursuant to Section 5.1) shall give written notice of such termination to the other party.

5.6 Effect of Termination. If this Agreement is terminated pursuant to this Section 5, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of Section 5.4, this Section 5.6, Section 6 and Section 7 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 5 and (b) neither the Company nor the Holder shall be relieved or released from any liabilities or damages arising out of its fraud or Willful and Material Breach of any provision of this Agreement.

6. INDEMNIFICATION.

6.1 Indemnification by the Company. The Company agrees to indemnify the Holders, its Affiliates and the respective Representatives (the “Holder Related Parties”) from all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including any expenses reasonably incurred in connection with investigating, defending or preparing to defend any Claim) (“Losses”), and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demand, and causes of actions (“Claims”), and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:

6.1.1 any inaccuracy of any of the representations and warranties made by the Company in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement as of the date made or (unless such representation and warranty is made as of a specific date) as of the Closing Date;

6.1.2 the breach or non-fulfillment of any covenant, agreement or obligation of the Company contained herein; or

6.1.3 any Legal Proceeding arising out of the Transactions;

provided that, in the case of Section 6.1.1, such claim for indemnification is made prior to the applicable expiration of such representation or warranty as set forth in Section 7.14; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Holder Related Party shall have given notice (stating in reasonable details the basis of the indemnification) to the Company shall constitute the date upon which such claim has been made.

6.2 Indemnification by the Holder. The Holder agrees to indemnify the Company, its Affiliates and their respective Representatives (collectively, the “Company Related Parties”) from Losses, and hold each of them harmless against, any and all Claims, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:

6.2.1 any inaccuracy of the representations and warranties made by the Holder in this Agreement or in any certificate delivered by or on behalf of the Holder pursuant to this Agreement as of the date made or (unless such representation and warranty is made as of a specific date) as of the Closing Date; or

6.2.2 the breach or non-fulfillment of any covenant, agreement or obligations of the Holder contained herein;

provided that, in the case of Section 6.2.1, such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such applicable representation or warranty pursuant to Section 7.14; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Holder shall constitute the date upon which such claim has been made.

6.3 Limitations on Liability; Materiality.

6.3.1 The Holder Related Parties shall not be entitled to assert any claim for indemnification under Section 6.1.1 unless and until (i) with respect to any individual item of Loss, such item is greater than $100,000 (the “Per Claim Threshold”) and (ii) the aggregate Losses (excluding any particular Loss that does not exceed the Per Claim Threshold) actually suffered or incurred for which indemnification would otherwise be available to the Holder Related Parties exceed $3,500,000 (the “Deductible”), at which point indemnification will be available to the Holder Related Parties only for those Losses in excess of the Deductible (subject to clause (i)) up to the Cap; provided that the limitations set forth in this sentence shall not apply to (A) claims based on fraud or Willful and Material Breach or (B) any claim pursuant to Section 6.1.1 relating to a breach of any of the Company Fundamental Representations.

6.3.2 The Company Related Parties shall not be entitled to assert any claim for indemnification under Section 6.2.1 unless and until (i) with respect to any individual item of Loss, such item is greater than the Per Claim Threshold and (ii) the aggregate Losses (excluding any particular Loss that does not exceed the Per Claim Threshold) actually suffered or incurred for which indemnification would otherwise be available to the Company Related Parties exceed the Deductible, at which point indemnification will be available to the Company Related Parties only for those Losses in excess of the Deductible (subject to clause (i)) up to the Cap; provided that the limitations set forth in this sentence shall not apply to (A) claims based on fraud or Willful and Material Breach or (B) any claim pursuant to Section 6.2.1 relating to a breach of any of the Holder Fundamental Representations.

6.3.3 Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement and (ii) the amount of Losses for which any Holder Related Party or Company Related Party, as applicable, may be entitled to indemnification under this Section 6, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect or a Holder Material Adverse Effect, as applicable.)

6.4 Indemnification Procedure.

6.4.1 A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Section 6, except as otherwise provided in Section 6.1 and Section 6.2.

6.4.2 Promptly after any Company Related Party or Holder Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any Legal Proceeding by a third person, which the Indemnified Party believes is an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) reasonably prompt written notice of such Third Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than thirty (30) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party uses commercially reasonable efforts to pursue such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within thirty (30) days of when the Indemnified Party provides written notice of a Third Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (2) notify the Indemnified Party of such assumption or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select one separate counsel plus one local counsel and to assume such legal defense of such indemnified party and otherwise to participate in the defense of such action, with the reasonable expenses and reasonable fees of such separate counsel and such local counsel, and other reasonable expenses related to such participation to be reimbursed by the Indemnifying Party as incurred, provided that, under such circumstances, the Indemnifying Party and Indemnified Party shall cooperate in good faith to formulate a defense plan which shall allocate work between such counsels so as to avoid duplication of effort and management of legal fees. If the Indemnifying Party elects to control the defense of the Third Party Claim, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, or take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability (in a form reasonably satisfactory to such Indemnified Party) of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

6.5 Waiver of Consequential and Punitive Damages. No party shall have any liability to any other party (or to any other Holder Related Party or Company Related Party) for any special, consequential or punitive damages (“Excluded Claims”) as a result of any claim arising under or relating to the Transactions including, without limitation, any claim under this Section 6 and each party hereby waives to the maximum extent permitted by applicable Law any such Excluded Claim; provided, however, that such limitation shall not prevent any Holder Related Party or Company Related Party from recovering under this Section 6 for any such damages to the extent such damages are payable to a third party in connection with any Third Party Claims.

6.6 Exclusive Remedy. Other than with respect to claims for fraud or Willful and Material Breach, each party acknowledges and agrees that, following the Closing, subject to Section 7.9, such party’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 6, or in the case of termination, as otherwise expressly provide in Section 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 6 or with respect to claims for fraud or Willful and Material Breach. Notwithstanding the foregoing, nothing in this Section 6 shall limit any Person’s right to seek and obtain specific performance or any other form of equitable relief to which any Person shall be entitled under applicable Law or assert a claim of fraud or Willful and Material Breach.

6.7 Effect of Investigation. Neither the representations, warranties and covenants of the Company, nor the right to indemnification of any Holder Related Party making a claim under this Section 6 with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of a Holder Related Party (including by any of its Representatives) or by reason of the fact that a Holder Related Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate by reason of a Holder Related Party waiver of any condition set forth in Section 1.3.

7. GENERAL PROVISIONS.

7.1 Binding Effect; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding thereof or thereof, that is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by applicable Law, shall be value and sufficient service thereof.

7.3 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HERETO.

7.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, electronic mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a) If to the Holder:

LSB Funding LLC

600 Steamboat Road

Greenwich, CT 06830

Attn: Legal Department

Facsimile: 646-828-2851

Email: legal@eldridge.com

with a copy to (which shall not constitute notice):

Wilmer Hale LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn: Justin Ochs and Glenn Pollner

Email: justin.ochs@wilmerhale.com and glenn.pollner@wilmerhale.com

(b) If to the Company:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma, 73116

Attention: Mark Behrman

Facsimile: (405) 235-5067 (with such fax to be confirmed by telephone to (405) 235-4546)

with a copy to:

LSB Industries, Inc.

3503 NW 63rd Street, Suite 500

Oklahoma City, Oklahoma, 73116

Attention: Michael Foster

with a copy to (which shall not constitute notice):

Blank Rome LLP

1271 6th Avenue

New York, New York 10020

Attn: Robert Mittman and Barry Genkin

Email: RMittman@Blankrome.com and Genkin@Blankrome.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Leonard Klingbaum; Craig E. Marcus and Robb Tretter

Email: Leonard.Klingbaum@ropesgray.com; Craig.Marcus@ropesgray.com; and Robb.Tretter@ropesgray.com

7.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of each of (i) the Company and (ii) the Holder. Any amendment or waiver effected in accordance with this Section 7.7 shall be binding upon the Holder and each transferee of the Issued Shares and the Company. Any amendment, supplement or waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement or waiver is made or given.

7.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision hereof.

7.9 Specific Performance. Each party acknowledges that its obligations hereunder are unique and recognizes and affirms that money damages may be inadequate and that the other party hereto may have no adequate remedy at law. Accordingly, each party agrees that the other party shall have the right, in addition to any other rights and remedies in law or in equity, to enforce such party’s rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting bond or security).

7.10 No Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party; provided, however, that the Holder may assign its rights and obligations hereunder to any of its Affiliates without the prior written consent of the Company; provided, further, that such Affiliate of the Holder is reasonable financially capable of performing the obligations of the Holder set forth in this Agreement.

7.11 Waiver. By executing this Agreement, the parties hereto agree to and hereby waive, on a one-time basis with respect to the Exchange, any prohibition on the Exchange, including under (i) the Series E-1 Certificate of Designations, (ii) the Series F-1 Certificate of Designations or (iii) the Purchase Agreement to the extent applicable. For the avoidance of doubt, any such waiver contemplated in the preceding sentence is permitted only to the sole extent necessary to permit the consummation of the Exchange.

7.12 Registration Rights Agreement.

7.12.1 Effective as of the Closing, the Registration Rights Agreement is hereby amended as follows (as amended, the “Amended Registration Rights Agreement”):

7.12.2 the defined term ““Exchange Agreement” means the Securities Exchange Agreement by and between the Company and Purchaser dated July 19, 2021.” is inserted in ARTICLE I prior to the definition of “Holder”;

7.12.3 the defined term ““Issued Shares” has the meaning specified in the Exchange Agreement.” is inserted in ARTICLE I prior to the definition of “Liquidated Damages”; and

7.12.4 the defined term “Registrable Securities” is amended to replace “Agreement and” with “,” and the phrase “(iv) and the Common Stock comprising the Issued Shares (provided that such Common Stock shall not be deemed to be “Registrable Securities” solely for purposes of Section 2.01, but such Common Stock shall be “Registrable Securities” for all other purposes, including the definition of “Effectiveness Period” and Section 2.04)” is inserted in front of “, in each case,”;

7.12.5 the defined term “Effectiveness Period” is amended to replace the phrase “(x) the tenth anniversary of the date hereof” with the phrase “(x) September 30, 2031”; and

7.12.6 for purposes of Section 2.04 of the Registration Rights Agreement, references to the term “Registration Statement” shall be deemed to refer to one or more registration statements that may be requested by the Holder to be filed by the Company under the Securities Act for purposes of effecting the demand rights contemplated in Section 2.04 thereof, and is not limited to a Registration Statement filed pursuant to Section 2.01 thereof (it being understood and agreed, for the avoidance of doubt, that the parties intend for the Holder to be entitled to the demand rights contemplated by Section 2.04 thereof with respect to its Registrable Securities, in addition to the piggyback rights and other rights contemplated by the Registration Rights Agreement).

7.13 Further Assurances. From time to time after the date hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to give effect to the transactions contemplated by this Agreement.

7.14 Survival of Representations and Warranties. The Fundamental Representations shall survive the execution and delivery of this Agreement for the applicable statute of limitations period, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date, regardless of any investigation made by or on behalf of the Company or the Holder, in each case other than with respect to claims based on fraud or Willful and Material Breach. The covenants and agreements in this Agreement shall terminate at the Closing, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The intended effect of termination of representations and warranties pursuant to this Section 7.14 is to bar, from and after the date of termination, any claim or cause of action based on alleged inaccuracy of such representation or breach of such representation and warranty with respect thereto and the parties hereby waive any such claims or causes of action from and after the date of such termination, in each case other than with respect to claims based on fraud or Willful and Material Breach. For the avoidance of doubt, if notice of a claim or cause of action based on alleged inaccuracy of such representation or breach of such representation and warranty with respect thereto is delivered to the party from whom indemnification is sought before expiration of the applicable representation and warranty then the applicable representation and warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

7.15 Costs and Expenses. Except where this Agreement or any other Transaction Document expressly provides otherwise, each party shall bear its own fees, costs and expenses arising out of or connected with this Agreement, the other Transaction Documents, and the performance of the Transactions; provided, however, that in the event the Agreement is terminated due to failure of the parties to obtain approval of the Transactions under the HSR Act as set forth in Section 4.2.3 and the cause of such failure to obtain approval is reasonably attributable to the Holder, then the fees, costs and expenses involved in seeking such approval shall be borne one-half (50%) by the Holder and one-half (50%) by the Company. Notwithstanding the foregoing, whether or not the Closing occurs, the Company shall promptly pay all reasonable attorney’s fees and expenses of the Holder and its Affiliates, and its respective Representatives, relating to this Agreement or the other Transaction Documents, and the performance of the Transactions, by wire of immediately available funds as directed by the Holder in writing; provided that, without limitation of anything set forth in Section 6, such expenses described in this sentence shall not exceed $550,000 without the Company’s prior written consent; provided further that the Company shall not have any obligation to pay such fees and expenses if the Agreement is terminated by the Company pursuant to Section 5.4.2 due to a material breach of any representation or warranty or material failure to perform any covenant or agreement on the part of the Holder, which breach or failure to perform continues for thirty (30) days after the date the Company gives the Holder notice of such breach or failure to perform.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Exchange Agreement as of the date first set forth above.

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name: Mark T. Behrman
Title: Chief Executive Officer and President

[Signature Page to Securities Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Exchange Agreement as of the date first set forth above.

LSB FUNDING LLC

By:	/s/ Anthony D. Minella
Name: Anthony D. Minella
Title: Manager

[Signature Page to Securities Exchange Agreement]